As filed with the Securities and Exchange Commission on October 1, 2013

Registration No. 333-174270

Registration No. 333-165151

Registration No. 333-150399

Registration No. 333-123829

Registration No. 333-60333

Registration No. 333-27201

Registration No. 333-27203

Registration No. 333-27205

Registration No. 333-14155

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-174270

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-165151

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-150399

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-123829

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-60333

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-27201

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-27203

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-27205

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-14155

UNDER

THE SECURITIES ACT OF 1933

COLONIAL PROPERTIES TRUST

(Mid-America Apartment Communities, Inc. as successor by merger to Colonial Properties Trust)

(Exact name of registrant as specified in charter)

Alabama	59-7007599
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Mid-America Apartment Communities, Inc. 6584 Poplar Avenue Memphis, Tennessee	38138
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (901) 682-6600

Colonial Properties Trust 2008 Omnibus Incentive Plan

Colonial Properties Trust Amended and Restated 401(k) Profit Sharing Plan

Cornerstone Realty Income Trust, Inc. 1992 Incentive Plan

Cornerstone Realty Income Trust, Inc. 1992 Non-Employee Directors Stock Option Plan

Colonial Properties Trust Second Amended and Restated Employee Share Option and Restricted Share Plan

Colonial Properties Trust Employee Share Purchase Plan

Colonial Properties Trust Employee Share Option and Restricted Share Plan

Colonial Properties Trust Non-Employee Trustee Share Option Plan

Colonial Properties Trust Non-Employee Trustee Share Plan

Colonial Properties Trust 401(k) Profit Sharing Plan

(Full Titles of the Plans)

Robert J. DelPriore

Executive Vice President and General Counsel

6584 Poplar Avenue, Suite 300

Memphis, Tennessee 38138

(901) 682-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service of process for

Mid-America Apartment Communities, Inc. as successor by merger to Colonial Properties Trust)

Copies to:

Mark S. Opper, Esq.	Richard F. Mattern, Esq.
Goodwin Procter LLP	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
The New York Times Building	First Tennessee Building
620 Eighth Avenue	165 Madison Avenue, Suite 2000
New York, New York 10018	Memphis, Tennessee 38103
Tel: (212) 813-8800	Tel: (901) 526-2000
Fax: (212) 355-3333	Fax: (901) 577-2303

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filter, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements of Colonial Properties Trust (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-174270, registering 5,700,000 common shares of beneficial interest, par value $0.01 per share (“Common Shares”), of the Company under the Colonial Properties Trust 2008 Omnibus Incentive Plan;

•	Registration Statement No. 333-165151, registering 500,000 Common Shares of the Company and an indeterminate number of plan interests under the Colonial Properties Trust Amended and Restated 401(k) Profit Sharing Plan;

•	Registration Statement No. 333-150399, registering 5,032,179 Common Shares of the Company under the Colonial Properties Trust 2008 Omnibus Incentive Plan;

•	Registration Statement No. 333-123829, registering 238,859 Common Shares of the Company under the Cornerstone Realty Income Trust, Inc. 1992 Incentive Plan and 127,832 Common Shares of the Company under the Cornerstone Realty Income Trust, Inc. 1992 Non-Employee Directors Stock Option Plan;

•	Registration Statement No. 333-60333, registering 2,525,000 Common Shares of the Company under the Colonial Properties Trust Second Amended and Restated Employee Share Option and Restricted Share Plan;

•	Registration Statement No. 333-27201, registering 150,000 Common Shares of the Company under the Colonial Properties Trust Employee Share Purchase Plan;

•	Registration Statement No. 333-27203, registering 375,000 Common Shares of the Company under the Colonial Properties Trust Employee Share Option and Restricted Share Plan and the Colonial Properties Trust Non-Employee Trustee Share Option Plan;

•	Registration Statement No. 333-27205, registering 50,000 Common Shares of the Company under the Colonial Properties Trust Non-Employee Trustee Share Plan; and

•	Registration Statement No. 333-14155, registering 400,000 Common Shares of the Company under the Colonial Properties Trust 401(k) / Profit Sharing Plan

Effective October 1, 2013, pursuant to the Agreement and Plan of Merger, dated as of June 3, 2013, by and among the Company, Mid-America Apartment Communities, Inc., a Tennessee corporation (“MAA”), Mid-America Apartments, L.P., a Delaware limited partnership, Martha Merger Sub, LP, a Delaware limited partnership, and Colonial Realty Limited Partnership, a Delaware limited partnership, the Company merged with and into MAA and the separate corporate existence of the Company thereupon ended.

As a result of the merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Memphis, State of Tennessee, on this 1st day of October, 2013.

MID-AMERICA APARTMENT COMMUNITIES, INC.,
as successor by merger to Colonial Properties Trust

By:	/s/ Albert M. Campbell, III
Name:	Albert M. Campbell, III
Title:	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.